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                                                                     Exhibit 11



                            STATEMENT RE COMPUTATION
                             OF PER SHARE EARNINGS



                                      THREE MONTHS ENDED MARCH 31,
                                      ----------------------------
                                           1997            1996
                                           ----            ----
Net income (loss)                     $     (488,000)     503,000
                                      ==============    =========



Weighted average shares outstanding        3,921,853    3,846,371
                                      ==============    =========



Net income (loss) per share           $        (0.12)        0.13
                                      ==============    =========



NOTE: Outstanding stock options are excluded from the computation as the effective dilution in earnings per share data was insignificant.